Exhibit 4.23

NON-EXTINGUISHING MODIFYING NOVATION OF A FRAMEWORK AGREEMENT FOR DEBT REORGANIZATION
AND ADHESION OF FINANCING ENTITIES

between

WALL BOX CHARGERS, S.L.U.

WALLBOX USA INC

AR ELECTRONICS SOLUTIONS, S.L.U.

as Accredited

WALL BOX CHARGERS, S.L.U.

WALLBOX NV

as Guarantors

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

BANCO SANTANDER, S.A.

CAIXABANK, S.A.

EBN BANCO, S.A.

INSTITUTO DE CRÉDITO OFICIAL, E.P.E.

CATALAN INSTITUTE OF FINANCE

MORA BANC GRUP S.A.

COMPAÑÍA ESPAÑOLA DE FINANCIACIÓN DEL DESARROLLO,
COFIDES, S.A., S.M.E.

as Funding Entities

DLA Piper Spain S.L.U.

Paseo de la Castellana 39, 28046 Madrid

T: +34 91 319 12 12

F: +34 91 319 19 40

www.dlapiper.com

IF 1 > 1 "- 1 -"

INDEX

CLAUSES		8
SECTION I		8
NATURE AND INTERPRETATION		8
1.	NATURE AND INTERPRETATION	8
SECTION II		8
ADHESION OF FUNDING ENTITIES		8
2.	CAIXABANK'S MEMBERSHIP	8
3.	ADHESION OF THE UNION	8
SECTION III		11
NON-EXTINGUISHING AMENDING NOVATION OF THE ORIGINAL FRAMEWORK AGREEMENT		11
4.	NON-EXTINGUISHING AMENDING NOVATION OF THE ORIGINAL FRAMEWORK AGREEMENT	11
SECTION IV		12
OTHER PROVISIONS		12
5.	FORMAL DECLARATIONS	12
6.	PRE-CONDITIONS OR SIMULTANEOUS CONDITIONS FOR SIGNATURE	12
7.	COMMUNICATIONS	13
8.	CORRECTION OR SUPPLEMENTATION OF THIS POLICY	13
9.	COSTS AND EXPENSES	14
10.	SECOND COPIES	14
11.	DATA PROTECTION AND ANTI-CORRUPTION POLICY	14
SECTION V		14
APPLICABLE LAW AND JURISDICTION		14
12.	APPLICABLE LEGISLATION	14
13.	JURISDICTION	14

ANNEX 1 L/P FINANCING AND WORKING CAPITAL LINES

ANNEX 2 CONSOLIDATED TEXT

IF 2 > 1 "- 2 -"

In Barcelona and Madrid, on 8 April 2025.

With the intervention of Ms. Laura Nogales Martín, Notary of Barcelona and of the Illustrious Notarial Association of Catalonia and of Mr. Andrés Domínguez Nafría, Notary of Madrid and its Illustrious Notarial Association.

On the one hand,

WALL BOX CHARGERS, S.L.Or. ("Wallbox Chargers") with registered office in Madrid, Paseo de la Castellana, number 95, 28th floor and with N.I.F. B66542903. The person(s) identified in the intervention procedure of this document act in their name and on their behalf .

WALLBOX USA INC. (the "Wallbox USA") with its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, United States and with N.I.F. N0258284I. The person(s) identified in the intervention procedure of this document act in their name and on their behalf.

AR ELECTRONIC SOLUTIONS, S.L.U. ("AR Electronic") with registered office at Carrer del Foc 68, 08038-Barcelona and with N.I.F. B66162413. The person(s) identified in the intervention procedure of this document act in their name and on their behalf .

WALLBOX N.V., a company duly incorporated under the laws of the Netherlands, registered in Amsterdam and having its registered office at Carrer del Foc 68, 08038 Barcelona, Spain and N.I.F. N0098134J ("Wallbox NV"). The person(s) identified in the intervention procedure of this document act in their name and on their behalf .

Hereinafter:

(i) Wallbox Chargers in its capacity as an accredited party under the financing contracts and/or working capital lines identified in Annex I;

(ii) Wallbox USA in its capacity as an accredited under the financing agreements and/or working capital lines identified in Annex I; and

(iii) AR Electronic in its capacity as an accredited under the financing contracts and/or working capital lines identified in Annex I;

they will be called the "Accredited Parties" and each of them, individually and indistinctly, will be called the "Accredited Parties".

Likewise, any of the above, when acting in their capacity as guarantors of any of the L/P Financing and/or Working Capital Lines defined in Exhibit II below,

the "Guarantors" shall be referred to as the "Guarantors" and each of them, individually and indistinctly, shall be referred to as the "Guarantor".

Finally, the Borrowers and the Guarantors will be jointly referred to as the "Obligated Parties" and each of them, individually and indistinctly, the "Obligor".

And on the other hand,

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. ("BBVA"), a credit institution with registered office in Bilbao, Plaza de San Nicolás, 4 and with tax identification number

IF 3 > 1 "- 3 -"

A-48265169. The persons whose data are identified in the intervention procedure of this document act in their name and on their behalf.

BANCO SANTANDER, S.A. ("Santander"), a credit institution with registered office in Santander, Paseo de Pereda, 9-12 and with N.I.F. A-39000013. The persons identified in the intervention procedure of this document act in their name and on their behalf.

CAIXABANK, S.A. ("CaixaBank"), with registered office in Valencia, Calle Pintor Sorolla, 2-4 and with N.I.F. A-08663619. The persons identified in the intervention procedure of this document act in their name and on their behalf.

EBN BANCO DE NEGOCIOS, S.A. ("EBN"), a credit institution with registered office at Paseo de Recoletos, 29, 28004 Madrid and with N.I.F. A-28763043. The persons identified in the intervention procedure of this document act in their name and on their behalf.

INSTITUTO DE CRÉDITO OFICIAL, E.P.E ("ICO"), a public body set up as a public business entity attached to the Ministry of Economic Affairs and Transformation, with registered office at Paseo del Prado 4, 28014 Madrid and with N.I.F. Q-2876002-C. The persons identified in the intervention procedure of this document act in their name and on their behalf.

INSTITUT CATALÀ DE FINANCES ("ICF"), with registered office at Gran Via de les Corts Catalanes, number 635, Barcelona and with N.I.F. Q-5855055I. The persons identified in the intervention procedure of this document act in their name and on their behalf.

MORA BANC GRUP, S.A. ("Morabanc"), with registered office at Avenida Meritxell, 96, AD500, Andorra la Vella and with N.I.F. N0431302I. The persons identified in the intervention procedure of this document act in their name and on their behalf.

COMPAÑÍA ESPAÑOLA DE FINANCIACIÓN DEL DESARROLLO, COFIDES, S.A., S.M.E. ("Cofides"), with registered office at Aseo de la Castellana, 278, 28046 Madrid and with N.I.F. A78990603, as manager in its own name and on behalf of the FUND FOR INVESTMENTS ABROAD, F.C.P.J. The persons identified in the intervention procedure of this document act in their name and on their behalf.

Hereinafter, the financial institutions identified above and, where applicable, the transferee entities of any of them that adhere to this document pursuant to the provisions of Clause 11.2 of the Framework Agreement described below, shall be jointly referred to as the "Financing Entities" and, individually, each of them indistinctly, a "Financing Entity".

Likewise, EBN, ICO, ICF, Morabanc and Cofides will be jointly referred to as the “Trade union” in their capacity as Financing Entities of the Syndicated Financing Agreement and the COFIDES Financing Agreement described in the Exhibit IV following.

IF 4 > 1 "- 4 -"

EXPOSED

I. That the Accredited Companies are companies mainly dedicated to the sector of advanced chargers for electric vehicles and innovative energy management systems, which are part of a group of companies – under the terms of Article 42 of the Commercial Code – whose parent company is Wallbox NV (hereinafter, the "Group").

II. That, on this date, the Borrowers (and certain companies of their Group) have subscribed the following indebtedness in order, among others, to be able to meet their general corporate needs:

a) certain long-term financing subscribed with the Financing Entities (except the Syndicate) on a bilateral basis and two long-term financings subscribed with the Syndicate in which EBN has the position of agent, the details of which are identified in Annex 1 (A) to this Agreement (the "L/P Financing");

b) certain bilateral working capital lines of various types subscribed with the Financing Entities (except the Union), the details of which are identified in Annex 1 (B) to this Agreement (the "Working Capital Lines").

III. That, in order to optimize its financial structure and contribute to strengthening the continuity and viability of the Group's activity, the Borrowers requested the Financing Entities to formalize a framework debt reorganization agreement in order to regulate certain terms common to the L/P Financings, as well as the commitment to maintain the Working Capital Lines in force.

This request was carried out on November 11, 2024 through the formalization of a framework agreement that was signed by BBVA and Santander, as initial Financing Entities and the Accredited Entities, by virtue of a policy intervened by the Notary Public of Barcelona Ms. Laura Nogales Martín with number 217 of its registry book (the "Original Framework Agreement").

IV. That by virtue of the provisions of Clause 6.2 of the Original Framework Agreement:

a) ICO, ICF, Morabanc and EBN, in their capacity as Financing Entities of the syndicated financing agreement for a maximum amount of €30,000,000 initially signed on October 16 by Wallbox Chargers, as Accredited Company, Wallbox NV and Wallbox USA as guarantors and ICO, ICF, Morabanc and EBN, as Financing Entities and intervened in policy by the Notary Public of Barcelona Ms. Laura Nogales Martín with number 206 of its registry book, where EBN holds the status of agent (the "Syndicated Financing Agreement") identified in Annex I (A);

b) COFIDES, in its capacity as Financing Entity of the financing contract for a maximum amount of € 5,000,000 initially subscribed on October 16 by Wallbox USA, as Accredited Company, Wallbox NV and Wallbox Chargers as guarantors and COFIDES, as Financing Entity and intervened in policy by the Notary Public of Barcelona Ms. Laura Nogales Martín with number 207 of its registry book, in which EBN holds the status of agent (the "COFIDES Financing Agreement") identified in Annex I (A); and

IF 5 > 1 "- 5 -"

c) CaixaBank, in its capacity as Financing Entity for L/P Financing and Working Capital Lines identified in Appendix I (A) and (B), respectively,

they had to adhere to the Original Framework Agreement, within a period not exceeding six (6) months from the original signature.

V. That it is the intention of the Union and CaixaBank to proceed with the aforementioned adhesion. However, to this end, it has been necessary to review certain terms of the Original Framework Agreement and of the L/P Financing and Working Capital Lines subject to it, in order to adapt them to the current situation of the Group and in order to try to guarantee the financial viability sought with the Original Framework Agreement.

VI. That the Financing Entities and the Obligated Parties acknowledge and accept that for the subscription of this Policy and the modifying novation of the L/P Financing in the terms contained herein, it has been essential that, prior to or simultaneously with its signing, each and every one of the conditions referred to in the Clause have been complied with 5 subsequently, to the satisfaction of the Funding Entities.

VII. That, as a continuation of all the above, it is the wish of the Parties to grant this NON-EXTINGUISHING MODIFYING NOVATION POLICY OF A FRAMEWORK AGREEMENT FOR DEBT REORGANIZATION AND ADHESION (hereinafter, the "Policy"), which will be governed by the following

IF 6 > 1 "- 6 -"

CLAUSES

SECTION I

NATURE AND INTERPRETATION

1. NATURE AND INTERPRETATION

1.1 This document constitutes a non-extinguishing amending novation of the Original Framework Agreement, in accordance with the provisions of Article 1203 of the Civil Code.

1.2 The Parties agree that defined terms that do not have a specific definition in this Policy shall have the meaning ascribed to such terms in the Original Framework Agreement.

Likewise, hereinafter, the Original Framework Agreement, as it is modified by modification due to the granting and content of this Policy, will be referred to as the "Framework Agreement".

SECTION II

ADHESION OF FUNDING ENTITIES

2. CAIXABANK'S MEMBERSHIP

With effect from today, CaixaBank, in its capacity as Financing Entity for the L/P Financing identified in Annex I (A) and the Working Capital Lines identified in Annex I (B), by virtue of this Policy, formalises its adherence to the Original Framework Agreement, accepting all its terms and conditions. formulating with respect to itself the declarations contained in the Original Framework Agreement and undertaking to comply with the obligations for the Financing Entities arising from said document and on the basis that all references made in the Original Framework Agreement to each Financing Entity imply, as of this date, an individualised reference to CaixaBank as an adhering Financing Entity and as appropriate.

For the appropriate purposes, CaixaBank declares that it is fully aware of the content of the Original Framework Agreement as it has received a copy of it prior to this act and expressly accepts the guarantees already granted in favour of the Financing Entities under their respective L/P Financing and/or Working Capital Lines.

Likewise, CaixaBank, as an adhering entity, states that your data for communications in relation to the Framework Agreement are those indicated in Clause 6 of this Policy.

3. ADHESION OF THE UNION

3.1 Subject to the provisions of Clause 3.2 below, each of the Union's Financing Entities, in its capacity as Financing Entities of the Syndicated Financing Agreement and the COFIDES Financing Agreement, formalize its adhesion to the Original Framework Agreement, accepting all its terms and conditions, formulating with respect to itself the declarations contained in the Original Framework Agreement and undertaking to comply with the obligations that for the Financing Entities are derived from said document and on the basis that all references in the Original Framework Agreement to each Financing Entity suppose,

IF 7 > 1 "- 7 -"

as of this date, an individualized reference to the Union as adherent Financing Entities and as appropriate in each case.

For clarification purposes, it is hereby stated that the Financing Entities that are part of the Syndicate are subject to an agreement between creditors signed in order to regulate the coexistence of the Syndicated Financing Contract and the COFIDES Financing Contract, which was intervened in policy by the Notary Public of Barcelona, Ms. Laura Nogales Martin, with number 208 of its record book. Consequently, the Financing Entities that are part of the Union will act as a single Financing Entity in relation to the Syndicated Financing Agreement and the COFIDES Financing Contract – through EBN (as agent) – in terms of decision-making and voting related to the Framework Agreement.

For the appropriate purposes, each of the Union's Financing Entities declares that they are fully aware of the content of the Original Framework Agreement by having received a copy of it prior to this act and expressly accept the guarantees already granted in favor of the Financing Entities under their respective L/P Financing and/or Working Capital Lines.

Likewise, the Union, as adherent entities, state that their data for communications in relation to the Framework Agreement are those indicated in Clause 7 of this Policy.

3.2 Suspensive Condition

3.2.1 The Syndicate hereby declares – and the other Parties to this Policy hereby agree – that the effectiveness, validity and effects of this Agreement are subject to compliance with the following conditions precedent (the "Conditions Precedent") before 11:59 p.m. on 15 April 2025 ("Deadline for Compliance with the Conditions Precedent"):

(i) the signing of a modifying and non-extinguishing novation of the Syndicated Financing Agreement and the COFIDES Financing Agreement in order to document, among others, the modifications contained in this Framework Agreement;

(ii) the authorisation of CESCE to the non-extinguishing modifying novation of the Syndicated Financing Agreement and the COFIDES Financing Agreement and the signing of two supplements to the corresponding CESCE policy, on terms satisfactory to the agent of said contracts (the "CESCE Policy Supplements"); and

(iii) the payment to CESCE by the Borrower in question of the Syndicated Financing Contract and the COFIDES Financing Agreement (on behalf of the Financing Entities) of the premium determined by CESCE as a result of the Supplement to the corresponding CESCE Policy.

3.2.2 Compliance with the Conditions Precedent will be accredited by the confirmation by the Notaries involved of the subscription by all parties and the sending by the agent of the Syndicated Financing Agreement and the COFIDES Financing Agreement (i.e. EBN) of an email from the domain "@ebnbanco.com" to the following email addresses: lnogales@notariado.org and fmiras@notariado.org; copying to the following addresses: legal@wallbox.com, jfcanalejas@ga-p.com,

IF 8 > 1 "- 8 -"

imedina@ga-p.com, Rocio.Smith@dlapiper.com and cmillan@notarialagasca88.com; indicating that they have complied with the Conditions Precedent in the terms provided for in this Clause.

3.2.3 In the event that the Conditions Precedent are met before the Deadline for Compliance with the Conditions Precedent, the Union's adherence to the Framework Agreement will take effect from 15 April 2025 (the "Effective Date").

3.2.4 The Parties expressly instruct and authorise the intervening Notary (or the one who may replace him at any time), to:

(i) If you have been accredited in due time and form that you have complied with the Conditions Precedent in the terms established above, you must state this in this policy through the appropriate diligence.

(ii) If, by the Deadline for Compliance with the Conditions Precedent provided for in the previous sections, compliance with the Conditions Precedent has not been accredited in the agreed manner, please state this policy by means of diligence, including a statement that the Conditions Precedent have not been complied with and that, therefore, This policy is not legally effective.

IF 9 > 1 "- 9 -"

SECTION III

NON-EXTINGUISHING AMENDING NOVATION
OF THE ORIGINAL FRAMEWORK AGREEMENT

4. NON-EXTINGUISHING AMENDING NOVATION OF THE ORIGINAL FRAMEWORK AGREEMENT

4.1 With effect from the date of granting this Policy, the Parties agree to novate the Original Framework Agreement amending and not extinguishing.

4.2 In order to incorporate all the changes arising from the incorporation of the Syndicate and CaixaBank into the Framework Agreement and to adapt them to the debt reorganisation needs of the Borrowers for the successful completion of the aforementioned document, the Parties agree to approve, for all appropriate legal and contractual purposes, a modified and recast version of the Original Framework Agreement ⸻excluding appearances, and including Annexes⸻ with the wording included in this Policy as Annex 2 (the "Consolidated Text").

The Parties expressly state that the clauses of the Consolidated Text replace in their entirety the clauses agreed to date, on the understanding that the Framework Agreement ⸻including the Consolidated Text⸻ will constitute the same and only contract. Consequently, the Parties confirm that the granting of this Policy will not alter the original date of execution of the Framework Agreement (which took place on November 11, 2024) nor will it in any way imply the termination of the same.

4.3 The Parties also agree to introduce the following defined terms in the Framework Agreement:

• "External Advisorˮ means FTI Consulting, S.R.L. – or any other external consultant that may replace it at any time with the prior agreement of all the Funding Entities – who will carry out the monitoring and verification tasks provided for in the Framework Agreement.

• "Group Working Capital Lines" means the Working Capital Lines and the rest of the Group's working capital lines existing at any given time and identified in Annex II (A) of the Consolidated Text.

• "Novation of the Framework Agreement" means this Policy for the adhesion of Financing Entities and for the amending novation of the Original Framework Agreement.

• "Union" means EBN, ICO, ICF, Morabanc and Cofides in their capacity as Financing Entities of the Syndicated Financing Agreement and the COFIDES Financing Agreement.

IF 10 > 1 "- 10 -"

SECTION IV

OTHER PROVISIONS

5. FORMAL DECLARATIONS

5.1 The Financing Entities grant this Policy induced by the following declarations of the Borrower, which solemnly states on this date that:

(a) the subscription of this Policy does not contravene any statutory and/or corporate rule and is in possession of all the authorisations that may be required, where appropriate, for the formalisation of the same;

(b) all acts, conditions and formalities, whether required by law or by the Bylaws or other corporate or contractual documents, which must be carried out or complied with in order to: (i) allow the lawful execution of this Policy, as well as the exercise of the rights and compliance with the obligations expressly assumed by said companies by virtue thereof; and (ii) ensure that the obligations expressly assumed in this Policy Policy are legal, valid and binding, have been duly made and completed; and

(c) the granting of this Policy does not violate the obligations assumed by the Borrower in other contracts with third parties, nor does it entitle the counterparties to such contracts to terminate or modify them in any way.

6. PRE-CONDITIONS OR SIMULTANEOUS CONDITIONS FOR SIGNATURE

6.1 The Borrowers declare and the Financing Entities accept that, prior to or simultaneously with the signing of this Policy, each and every one of the following conditions have been met to their satisfaction:

(a) Delivery to the Financing Entities of a copy of the powers of attorney and/or deeds of appointment of the representatives of the Obligated Entities that empower them to grant, in their name and representation and, as appropriate, this Policy.

(b) Delivery to the Financing Entities of any documents necessary for all of them to comply with the applicable regulations on money laundering and know your customer.

(c) Delivery to the Financing Entities of a business plan for the period 2025-2027.

(d) That a letter of engagement has been signed with the External Advisor to carry out the monitoring and issuance of reports under the terms provided for in the Framework Agreement and the details of which are included as Annex IV of the Consolidated Text.

(e) Formalisation of the modifying (non-extinguishing) novation contracts of the L/P Financing subject to the Framework Agreement and, where appropriate, ratification of the guarantees granted in favour of the Financing Entities.

IF 11 > 1 "- 11 -"

(f) That no cause for the early termination of any of the Financing Agreements is in force or as a result of the signing of the Framework Agreement.

(g) That all representations and warranties contained in the Clause 4 above are complete, truthful and accurate.

6.2 The parties acknowledge and accept that the aforementioned conditions are an essential element for the granting of this Policy and, therefore, for the maintenance of the Framework Agreement by the Financing Entities.

7. COMMUNICATIONS

7.1 The addresses for the purposes of communications are those indicated for each of the parties in Annex VI of the Consolidated Text attached as Annex 2 to this Framework Agreement.

7.2 All requests, notifications, notices and communications in general between the parties to this Policy and the Framework Agreement that refer to or derive from it and do not have a special formality provided for therein, will be understood to have been duly made when, with the necessary notice, they are carried out by email or any other system that allows the accreditation of their receipt, addressed to the respective code indicated next to the addresses indicated in the aforementioned Annex VI of the Consolidated Text or by writing to said addresses.

7.3 Communications of a general nature relating to this Policy and/or the Framework Agreement and those referring to it as a whole to be produced by the Obligated Parties shall be addressed, on the same date, to all the Financing Entities – simultaneously – as established in the Framework Agreement.

7.4 In the same way, communications of a general nature relating to this Policy and/or the Framework Agreement and those referring to it as a whole that must be produced by the Financing Entities addressed to the Obligated Parties will be addressed, in addition to the former, to the other Financing Entities.

7.5 Any modification to the addresses indicated in Annex VI of the Consolidated Text will not have any effect until it has been notified in form to the Financing Entities and the Accredited Entities at least five (5) days in advance. In the case of assignees, the address will be that indicated by the transferring Financing Entity in the corresponding communication of the assignment.

8. CORRECTION OR SUPPLEMENTATION OF THIS POLICY

If required to do so by the other Parties, the Obligated Parties undertake to grant (at their own expense), within a maximum period of ten (10) business days from such request, as many public and private documents as may be necessary.

9. COSTS AND EXPENSES

All fees of the notary public, tariffs, taxes and any other reasonable, justified and agreed expenses accrued for the preparation and granting of this Policy (as well as the

IF 12 > 1 "- 12 -"

performance of any actions contemplated in it) and its eventual correction, supplement or clarification documents (including legal advisors' fees in accordance with previously accepted budgets), as well as those of issuance of first copy with and without enforceable force, will be borne by the Accredited Companies.

10. SECOND COPIES

The Parties agree to the issuance of second and subsequent enforceable copies of this Policy, for the purposes of Article 517 of the Code of Civil Procedure and expressly authorise the Financing Entities to request the issuance of such copies, the cost of which will be borne by the requesting party.

11. DATA PROTECTION AND ANTI-CORRUPTION POLICY

The parties refer to the provisions provided for this purpose in the Consolidated Text of the Framework Agreement attached to this Policy as Annex 2.

SECTION V

APPLICABLE LAW AND JURISDICTION

12. APPLICABLE LEGISLATION

This Policy shall be governed by and construed in accordance with common Spanish law.

13. JURISDICTION

To the extent that such submission is legally admissible, each of the Parties to this Policy irrevocably submits, expressly waiving any jurisdiction that may correspond to it, to the jurisdiction of the Courts and Tribunals of the capital of Madrid for the knowledge and resolution of any claim that may arise from compliance with or interpretation of this Policy.

The obligated parties:

WALL BOX CHARGERS, S.L.U.

WALLBOX USA Inc.

AR ELECTRONICS SOLUTIONS, S.L.U.

P.P.

_______________________________

WALLBOX NV

p.p.

_______________________________

IF 13 > 1 "- 13 -"

The Funding Entities:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

p.p.

_______________________________ ______________________________________

BANCO SANTANDER, S.A.

p.p.

_______________________________ _______________________________

CAIXABANK, S.A.

p.p.

_______________________________ _______________________________

EBN BANCO DE NEGOCIOS, S.A.

p.p.

_______________________________ _______________________________

INSTITUTO DE CRÉDITO OFICIAL, E.P.E.

p.p.

_______________________________ _______________________________

IF 14 > 1 "- 14 -"

CATALAN INSTITUTE OF FINANCE

p.p.

_______________________________ _______________________________

MORA BANC GRUP S.A.

p.p.

_______________________________ _______________________________

COMPAÑÍA ESPAÑOLA DE FINANCIACIÓN DEL DESARROLLO, COFIDES, S.A., S.M.E. as manager in his own name and on behalf of the FUND FOR INVESTMENTS ABROAD, F.C.P.J.

P.P.

_______________________________ _______________________________

WITH MY INTERVENTION

THE NOTARY

IF 15 > 1 "- 15 -"

ANNEX 1

[Removed]

ANNEX 2: CONSOLIDATED TEXT OF THE FRAMEWORK AGREEMENT AS OF 8 APRIL 2025

ANNEX 2 TO THE NOVATION CONTRACT OF THE FRAMEWORK AGREEMENT

RECAST TEXT OF THE FRAMEWORK AGREEMENT AS OF [8] APRIL 2025

CLAUSES

1. PURPOSE OF THE FRAMEWORK AGREEMENT

The purpose of this Framework Agreement is to establish certain commitments to be assumed by the parties in relation to L/P Financing and Working Capital Lines and to establish a series of terms and conditions common to all of them through the modifying novation of all of them (where appropriate and in addition, through the modifying novation of the aforementioned L/P Financing and/or Working Capital Lines that they consider necessary or convenient).

In relation to the Working Capital Lines, the parties state that they are of a different nature from each other and that, without prejudice to the commitments assumed by the parties under this Framework Agreement, their specific characteristics will be maintained in the part not expressly modified by this Framework Agreement. For clarification purposes, the Parties expressly state that the provisions of the Clause 4 (Maintenance Commitments of AM Working Capital Lines), constitutes, for all intents and purposes, an express modification of the AM Working Capital Lines.

Likewise, the Borrowers expressly acknowledge and accept that the joint presentation of this Framework Agreement and the corresponding Financing Agreement or AM Working Capital Line (as these terms are defined in Clause 2 lower), shall constitute a sufficient enforceable title for the purposes of judicial claim.

2. INTERPRETATION

The parties to this Framework Agreement expressly acknowledge and accept that the interpretation and compliance with the L/P Financing must in all cases be consistent with the content of this Framework Agreement, with the understanding that, in the event of inconsistency between the provisions of any of the L/P Financing and/or the AM Working Capital Lines and the provisions of this Framework Agreement, The provisions herein shall prevail.

Finally, for the purposes of this Framework Agreement:

(i) the L/P Financings, as they are modified by virtue of this Framework Agreement (and without prejudice to any possible bilateral modifying novation that may be formalized by the corresponding parties), will be referred to as the "Financing Agreements" and any of them, individually and indistinctly, the or a "Financing Agreement";

(ii) the joint amount of the debt assumed by the Borrowers as principal under the L/P Financings pending amortization or repayment at any time will be referred to as the "Outstanding L/P Principal";

(iii) the Working Capital Lines, as they are modified by virtue of this Framework Agreement (and without prejudice to any possible bilateral modifying novation that may be formalized by the corresponding parties), will be referred to as the "AM Working Capital Lines" and any of them, individually and indistinctly, the or an "AM Working Capital Line";

(iv) the AM Working Capital Lines, together with the rest of the working capital lines identified in Annex II and/or those that replace or complement them by the companies of the Group at any time, in compliance with the provisions of this Framework Agreement, will be referred to as the "Group Working Capital Lines"; and

(v) the Group's financial indebtedness existing on the date of signature of this Framework Agreement, which is identified in Annex II, together with that which replaces it at any time in compliance with the provisions of the Framework Agreement, shall be referred to as the "Total Debt".

3. TERMS AND CONDITIONS COMMON TO L/P FINANCING

The parties to this Framework Agreement agree that, in addition to the provisions included in each of the L/P Financing that are not modified by virtue of this Framework Agreement, they will also be governed by the following terms and conditions, which will be common to all of them:

3.1 Ordinary depreciation

The Outstanding Principal L/P will be amortized by the corresponding Borrower in accordance with the provisions of the respective L/P Financing.

However, by virtue of this Framework Agreement, the parties agree to introduce a grace period on principal in the respective repayment schedules in accordance with the schedules for each of them included in Annex III to this Framework Agreement.

The implementation of the grace period will be carried out by proportionally increasing the remaining principal repayment instalments after the end of the grace period and, therefore, the payment dates of such instalments and the maturity dates of the underlying L/P Financing will remain unchanged.

3.2 Prevalence of the Framework Agreement

The parties acknowledge and confirm that the provisions contained in this Clause 3 and, in particular, in the Clause 3.1, amend each of the L/P Financing Agreements and agree that, in the event of any discrepancy between the provisions of each of the L/P Financing Agreements and the provisions of this Clause, the latter shall prevail.

4. COMMITMENT TO MAINTENANCE OF AM WORKING CAPITAL LINES

4.1 In addition to the introduction of the grace period for principal under Clause 3.1 above, the Financing Entities of the AM Working Capital Lines undertake, for their own benefit and interest as well as that of the Obligated Persons and the companies of their Group, to renew the AM Working Capital Lines and to keep them in force – in their corresponding financing modalities – at least, until 30 June 2026 for the maximum amounts indicated in Annex I (B), provided that the Borrower or the Group company in question, as applicable, is in strict compliance with the provisions of the respective AM Working Capital Line and the respective Financing Agreements; or, in the event of non-compliance, provided that it has been remedied by the corresponding Borrower in due time and form or dispensed with by the corresponding Financial Institution.

Notwithstanding the foregoing, the Parties agree that the above maintenance obligation will not affect CaixaBank's AM Working Capital Line for a maximum amount of €500,000 identified in Annex I (B), whose commitment extends until 28 April 2026.

4.2 Likewise, the parties hereby state that those AM Circulating Lines that are not committed and/or that do not have a limit, shall be understood to be committed until the date provided for in this Clause and/or granted by the limits indicated in the aforementioned Annex I (B).

4.3 For clarification purposes, in the event that the Borrower in question is in cause of non-payment of any of the AM Working Capital Lines or the L/P Financing, and such non-compliance was not corrected by the corresponding Borrower in a timely manner or expressly dispensed by the corresponding Financial Institution, then the Financing Entities will not be obliged to allow the making of provisions under the respective Lines of Circulating AM, or to extend its term of validity upon the expiration date in force at the time of the default.

5. PROPORTIONALITY IN THE USE OF GROUP WORKING CAPITAL LINES

5.1 The Borrowers expressly and irrevocably undertake and undertake to dispose of the Group Working Capital Lines without discriminating against or favoring some Total Debt Financing Entities over others, including the Financing Entities, so that the following rules will be mandatory for the Borrowers under the Group Working Capital Lines.

5.2 The Borrowers undertake to dispose of the Group Working Capital Lines in such a way that, in relation to the aggregate percentage of use of the working capital lines contracted with each financing entity, there are no differences in percentage terms of twenty percent (20%) between financing entities.

For illustrative purposes, if a financing entity (e.g., Entity A) has drawn, as a whole, sixty percent (60%) of its total working capital lines, the aggregate percentage of drawdown with the other financing entities (e.g., Entities B, C and D) must not be less than forty percent (40%) of the total available with each of them, respectively.

5.3 The verification of compliance with these obligations will be carried out by the External Advisor in view of the information obligations regulated in Clause 6 following.

In the event that such verification shows that the proportionality obligations provided for in Clause 5.2 above, the Accredited Parties shall make their best efforts to, within a period not exceeding sixty (60) days, regularize the situation in accordance with the rules of proportionality provided herein. In the event that the situation is regularized within the indicated period, it will not be considered as a breach and, consequently, the resolutory condition provided for in the terms of the Clause will not be understood to have been fulfilled 12.1 (Resolutory Condition).

5.4 The Parties agree that the proportionality commitment regulated herein shall not apply to the factoring contract for a maximum amount of €12,000,000 entered into with Targobank AG and the recourse factoring line for a maximum amount of €15,000,000 signed with Barclays Bank, S.A., identified in Annex II or to any other lines of the same nature and similar characteristics that may replace them in the future.

6. REPORTING OBLIGATIONS OF BORROWERS

6.1 In order to enable the External Counsel to make its monthly reports in accordance with the provisions of the Clause 8.6, the Accredited Companies undertake to provide the External Advisor – or to provide access to – any information that is necessary for this purpose in a timely manner.

6.2 In addition to the obligations established in each of the L/P Financing and/or AM Working Capital Lines (as applicable), the Borrowers assume with respect to themselves – and, where appropriate, with respect to the companies of their Group vis-à-vis the Financing Entities – the obligation to immediately inform the Financing Entities in writing of the occurrence of any circumstance of which they are aware:

that has the effect (or could reasonably be expected to have the effect of) any of the formal statements in the Clause 9 subsequent to the date of this Framework Agreement;

that constitutes or could constitute the maturity or early termination of any of the L/P Financings and/or the AM Working Capital Lines and, upon receipt of a written request to that effect from the Financing Entities, confirm that, except as previously notified or in the confirmation itself, no cause for maturity or early termination of any of them has occurred;

that results in the exemption by any Financing Entity of any breach of the Financing Agreement or the AM Working Capital Line in question granted to the corresponding Borrower.

To this end, the Financing Entities by virtue of this Framework Agreement undertake to notify the rest of the exemption from compliance with the obligations provided for in the respective Financing Agreements or AM Working Capital Lines.

Likewise, for clarification purposes, it is hereby stated that the decision on the declaration of a case of non-compliance under the corresponding Financing Agreement or AM Working Capital Line will correspond solely and exclusively to the affected Financing Entity, but its eventual dispensation or correction must be communicated to the rest of the Financing Entities;

that results or is likely to result in "material adverse change" (as that term is referred to and defined in each Financing Agreement);

that constitutes some case of mandatory early repayment in accordance with the provisions of the corresponding Financing Agreement; or

that reveals the current or imminent insolvency of any of the Obligors in accordance with the provisions of the Insolvency Law (or any other equivalent applicable regulations) or the start of the opening of negotiations with their creditors.

6.3 Likewise, and without prejudice to the provisions of Clause 4 above, the Borrowers are obliged to inform the Financing Entities when there is a "fall in risk" of any of the Group Working Capital Lines (i.e., when a working capital line is cancelled or its limit is reduced by any amount) provided that this entails a fall of at least 20% of the corresponding Group Working Capital Line and, in aggregate, the fall in the Group Working Capital Lines is more than €2,000,000.

For clarification purposes, it will not be necessary to report in those cases in which the "fall in risk": (i) is due to a replacement of the working capital line with the same or another credit institution or (ii) it is a cancellation that is corrected by contracting another working capital line for an equivalent amount or (ii) it is corrected by the injection of equity into the Group through a capital increase; and any of these remedies takes place within a period not exceeding eight (8) weeks.

7. FINANCIAL OBLIGATIONS OF BORROWERS

7.1 By virtue of this Framework Agreement, the Financing Entities (other than the Union) agree that the ratios and financial levels (or financial covenants) that may be regulated in the respective Financing Agreements will not be applicable during the term of the same and therefore, any breach of such ratios and/or financial levels will not constitute a breach under the corresponding Financing Agreement.

7.2 Notwithstanding the foregoing, during the term of this Framework Agreement, the Borrowers undertake to comply at all times with the financial ratio indicated below (the "Financial Ratio"):

Cash and Equivalents

The minimum monthly amount of Cash and Cash Equivalents must be THIRTY-FIVE MILLION EUROS (€35,000,000).

For the purposes of this Framework Agreement, "Cash and Cash Equivalents" means the balance of cash and demand deposits with an initial maturity of three months or less, included under the heading "Cash and cash equivalents" of the consolidated balance sheet, including current financial assets.

7.3 Wallbox NV shall deliver to the Financing Entities, as soon as it is available and, in any case, within twenty (20) Business Days following each month, a certificate signed by the Chief Financial Officer (CFO) of the Group determining the calculation of the Financial Ratio of the Clause 7.2 previous.

8. ADDITIONAL OBLIGATIONS OF THE BORROWERS

In addition to the obligations contained in the respective L/P Financing or in the AM Working Capital Lines, by virtue of this Framework Agreement, the Borrowers undertake to:

8.1 make their best efforts to ensure that Group companies in which they are accredited and/or guarantors of L/P Financing and AM Working Capital Lines that have not signed this Framework Agreement on the original signature date, adhere to it by means of a public instrument before or on May 11, 2025, pursuant to the accession document, a specimen of which is annexed to this Framework Agreement as Annex IV;

8.2 not to constitute any real or personal guarantee in security of the Total Debt other than those existing (or, where appropriate, those that replace them in compliance with the provisions of this Framework Agreement) and, where appropriate, ratified on the date of signing the Novation of the Framework Agreement;

8.3 not to incur financial indebtedness in addition to the Total Debt — which is identified in Annex II — that has a higher rank than any of the L/P Financing for any reason (i.e. either because it is structurally so, or because it is contractually agreed or due to the guarantees granted in its favor). Notwithstanding the foregoing, the Borrowers may change their financial institution and/or the financial instruments detailed in Appendix II – other than L/P Financing and AM Working Capital Lines – provided that the amount of the Total Debt detailed in said Annex is not exceeded;

8.4 not to make voluntary early repayments, either total or partial, of any debt that forms part of the Group's Total Debt during the term of this Framework Agreement (except, where appropriate, for redemptions in Group Working Capital Lines on a revolving basis and/or redemptions made in order to replace Group Working Capital Lines that are not the AM Working Capital Lines and therefore not subject to this Framework Agreement);

8.5 Hire and keep the External Advisor hired so that he or she can perform the tasks entrusted under the assignment letter dated March 28, 2025, the details of which are included as Annex V and which will materialize in a monthly report to be provided by the External Advisor to the Financing Entities no later than the last day of the month following the month to which the report refers.

The first monthly report will be delivered in relation to the existing data as of April 30, 2025.

9. DECLARATIONS OF THE OBLIGATED PARTIES

9.1 The Obligated Parties make in favour of the Financing Entities (as applicable) the formal declarations contained in the respective Financing Agreements, declarations that will be understood to be incorporated mutatis mutandis into this Framework Agreement for all appropriate legal and contractual purposes, and reiterate them in full in accordance with the provisions thereof.

9.2 In addition, the Obligated Parties make the following formal declarations in favour of the Financing Entities:

(1) all the information, including that of an accounting and financial nature, provided to the Financing Entities for the execution of this Framework Agreement is true, complete and correct in all its relevant aspects, has been prepared in accordance with the generally accepted accounting principles that are applicable, and reflects its authentic equity, economic and financial situation (including contingent liabilities) and the results of its operations;

(2) the signing of this Framework Agreement is made with the purpose of guaranteeing the financial viability of the Group and, therefore, its mere subscription does not constitute, nor is there a risk that it will constitute, any cause that may give rise to the early maturity of the Financing Agreements or the AM Working Capital Lines; and

(3) each and every one of the conditions prior to or simultaneous to the signing of this Framework Agreement referred to in Clause 14 posterior.

9.3 Each of the formal declarations contained in this Clause shall be understood to be repeated on each date of payment (of principal and/or interest) and on each date of adhesion of a Financing Entity (either by virtue of the provisions of the Clause 6 or by virtue of assignment in accordance with the provisions of the Clause 11.2), by reference to the facts and circumstances that exist at that time and except for the variations that, with respect to the initial situation, may have been communicated to the Financing Entities at all times in accordance with the provisions of the respective Financing Agreements.

10. RESPONSIBILITY OF FUNDING ENTITIES

The contractual position assumed by the Financing Entities in this Framework Agreement is joint, and therefore their rights and obligations arising from it are entirely independent. Notwithstanding this, the decisions that, as a result of the development of this Framework Agreement, correspond to the Financing Entities will be adopted by agreement of the unanimity of the Financing Entities (unless otherwise expressly indicated).

11. COLLABORATION BETWEEN FUNDING ENTITIES

Each of the Funding Entities undertakes with the others to:

(1) to collaborate diligently in order to allow the verification of compliance by the Borrowers with the provisions contained in the L/P Financings, in the AM Working Capital Lines and in this Framework Agreement; and

(2) exercise its rights in relation to the Financing Agreements and the AM Working Capital Lines to which each one is a party in a way that does not contravene the commitments assumed under this Framework Agreement.

12. RESOLUTION OF THE COMMITMENTS OF THE FUNDING ENTITIES

12.1 Resolutory Condition

The parties agree that in the event of any of the following circumstances (each the or a "Resolutory Condition"):

(1) Failure to comply with the suspensive condition provided for in the Novation of the Framework Agreement in such a way that the Union's adhesion to the Framework Agreement is not effective; or

(2) the failure of any of the Borrowers and/or Guarantors identified in Annex I to adhere to this Framework Agreement before or on the date provided for (and under the terms provided) in Clause 6.3; or

(3) the declaration of early maturity of any of the Financing Agreements or any of the contracts that regulate the AM Working Capital Lines or the total early redemption of any of the above (except as expressly permitted in or by virtue of this Framework Agreement); or

(4) a "risk drop" of the Group Working Capital Lines (other than the AM Working Capital Lines) for an amount equal to or greater than eleven million euros (€11,000,000) and/or such "risk drop" is evidenced in any of the monthly reports submitted by the External Advisor in accordance with the provisions of this Framework Agreement, without having been corrected within eight (8) weeks; or

(5) the failure of any Party to comply with the commitments made under the Clauses 3.1, 4 and 5 of this Framework Agreement (as applicable in each case), without having been remedied within the period established in said clauses (if any); or

(6) the breach of any of the obligations assumed by the Borrowers under the Clauses 6, 7 and 8 or the falsity or inaccuracy of the statements made by the Accredited in the Clause 9 of this Framework Agreement, unless any of them is corrected within a period not exceeding fifteen (15) working days from its occurrence, the commitments assumed by the parties under this Framework Agreement and, in particular, those assumed by the Funding Entities under the provisions of the Clauses 3.1 and 4, will cease to apply immediately and the Framework Agreement will be automatically terminated.

For the purposes set forth in this Clause, the Borrowers and the Financing Entities undertake to notify the rest of the Financing Entities/Accredited Entities of the occurrence of any of the Resolution Conditions within a period of no less than five (5) working days from its occurrence.

12.2 Consequences of the Resolutory Condition

As a result of the occurrence of a Resolutory Condition and with effect from the date of effective notification of this circumstance to the other parties to this Framework Agreement (the "Relevant Date"):

(a) the Framework Agreement shall be deemed to have been terminated;

(b) the Financing Entities will no longer be subject to the maintenance commitment in force of the AM Working Capital Lines provided for in Clause 4 (including, where appropriate, the limit commitment) and may choose not to renew them and/or not to allow them to be disposed of, in accordance with the provisions of the corresponding AM Circulating Line; and

(c) the qualifying period agreed under the Clause 3.1 will be null and void as if it had never been agreed and the repayment schedules in force prior to the signing of the Framework Agreement will be applied again. Consequently: (i) the principal amortization installments of the Financing Agreements subject to grace periods that have actually elapsed will become due immediately and will be payable within fifteen (15) days from the Relevant Date and (ii) the amortization installments subject to grace periods that have not elapsed on the Relevant Date will be reactivated so that the amounts to be amortized will be due on the dates corresponding to the calendars prior to the signing or adhesion of the Funding Entities to the Framework Agreement as if the deficiency had never been agreed.

12.3 Decisions of the Financing Entities regarding the occurrence of a Resolutory Condition

The Funding Entities agree that the occurrence of a Resolutory Condition may be waived (both at the request of the Borrowers and at the request of any of the Funding Entities) in accordance with the following provisions:

(a) The Termination Conditions of the Clause 12.1 (except for the exceptions provided for in section (b) below): by agreement of all the Funding Entities.

(b) The Resolutory Condition (f) of the Clause 12.1: by agreement of the Majority of the Funding Entities.

For the purposes of this Agreement, "Majority of Financing Entities" shall be understood to mean the set of Financing Entities whose participation in the sum of the L/P Financing and the AM Working Capital Lines pending amortization represents at least sixty-six point sixty-six percent (66.66%) at any given time.

In the event that a Resolutory Condition occurs and any of the Parties to this Framework Agreement requests the waiver of the resolution, the request will be submitted to the decision of the Funding Entities, which will have a period of ten (10) business days to decide. The decision will be binding on all the Funding Entities and in the event that the result of the decision is positive, the Framework Agreement will remain in force as if the Resolutory Condition had not taken place.

The resolution consequences detailed above will not apply during the period in which the Funding Entities are deliberating on the granting or denial of the waiver as provided in the Clause 12.3 of the Framework Agreement.

13. DURATION OF THE FRAMEWORK AGREEMENT

Except as provided in Clause 12 above, the Parties agree that this Framework Agreement shall be in force until the completion of the undertaking to maintain the AM Working Capital Lines referred to in Clause 4 previous.

14. ASSIGNMENTS AND CONFIDENTIALITY

14.1 Assignments by the Obligated Parties

The Obligated Parties may not assign, transfer, substitute or subrogate (or allow subrogation) the rights and obligations contracted in the L/P Financings, in the AM Working Capital Lines and in this Framework Agreement without the prior written and unanimous authorization and consent of all the Financing Entities.

14.2 Assignments by Funding Entities

14.2.1 The Financing Entities may assign their contractual position under this Framework Agreement and under their respective Financing Agreement(s) and/or AM Working Capital Lines in accordance with the terms and conditions provided for in each of them, as applicable.

14.2.2 Notwithstanding the foregoing, the effectiveness of any assignment of its contractual position (total or partial) – with the exception, where appropriate, of subrogation by CESCE in accordance with the provisions of the coverage policies subscribed as a guarantee of the CESCE Santander Financing Agreement, the Syndicated Financing Agreement and/or the COFIDES Financing Agreement – will require the assignee to adhere to this Framework Agreement by executing the corresponding public document of adhesion adjusted to the model that is attached as Annex VI to this Framework Agreement, unless the periods described in the Clauses have already elapsed 3.1 and 4 Previous.

14.2.3 The Borrowers expressly authorize each of the Financing Entities to disclose potential assignees thereof in accordance with the provisions of the Stipulation 11.2.1 above, the content of this Framework Agreement, the Financing Agreements and the AM Working Capital Lines, provided that the recipient of the information signs a confidentiality agreement in the terms substantial to those of the Clause 11.3 of this Framework Agreement;

14.2.4 The costs, expenses and taxes of the assignments that occur in accordance with the provisions of this Clause 11.2, shall be borne by the corresponding Financing Entity and/or the assignee.

14.2.5 Once the assignment has been made under this Clause, the Financing Entities (assignor and assignee) must notify the Borrowers of such assignment (with the details thereof).

14.3 Confidentiality

14.3.1 Unless otherwise agreed in writing, the parties mutually undertake to maintain the strictest confidentiality with respect to this Framework Agreement, as well as the novations of the L/P Financing and the renewals of the AM Working Capital Lines, and not to disclose any information, directly or indirectly, related to such documents, except that such disclosure is: (a) required by law (or by any judicial or administrative authority); (b) necessary to comply with the requirements of any regulatory authority; (c) for the defense of your rights in a judicial or arbitration proceeding; or (d) for the purposes of complying with the provisions of the Terms 6.1 to 6.3 of this Framework Agreement.

14.3.2 Notwithstanding the provisions of the 11.3.1, each party may from time to time disclose information related to this Framework Agreement, as well as the novations of L/P Financing and the renewals of the AM Working Capital Lines to: (i) its advisors (such as lawyers and financial advisors) and auditors who are legally or by rules of their profession obliged to maintain secrecy with respect to what has been disclosed to them in their capacity as such or, in the absence of such advisers, those who have entered into a confidentiality agreement on terms substantially equivalent to those of this Framework Agreement; and (ii) potential assignees of the Financing Entities as established in the Clause 11.2.3 previous.

15. COSTS AND EXPENSES

Without prejudice to the provisions of the Clause 11.2.4 above, the parties agree that all Notary fees, legal fees (in accordance with previously agreed budgets), duties, taxes, fees and duties that are accrued and any other expenses arising from the negotiation, preparation, granting, adhesion of Financing Entities and granting of this Framework Agreement or any documents and/or actions related to it will be paid by Wallbox Chargers or, where appropriate, reimbursed by it and mentioned therein. The foregoing shall also include any expenses or costs arising from the issuance of a first authorised copy for each of the Funding Entities, as well as the fees of the legal advisers of the Funding Entities (under the terms previously agreed).

Each Financing Entity is expressly irrevocably empowered by the Borrowers to make any payments due in accordance with this Clause 12 for any reason charged to the accounts of the latter opened with each Financing Entity and/or to implement any actions in relation to such payments. Any amounts owed by Creditors under this Clause 12 (including the reimbursement of those amounts advanced by any Financing Entity) that does not have a specific payment date must be paid within five (5) business days following the receipt by the Creditors of the corresponding requirement.

16. COMMUNICATIONS

16.1 All requests, notifications, notices and communications in general between the parties to this Framework Agreement that refer to or derive from it and do not have a special formality provided for therein, will be understood to have been duly made when, with the necessary notice, they are carried out by email or any other system that allows the accreditation of their receipt, addressed to the respective callsign indicated next to the addresses indicated in Clause 13.4 or by writing to said addresses.

16.2 Communications of a general nature relating to this Framework Agreement and those referring to it as a whole to be produced by the Obligated Parties shall be addressed, on the same date, to all the Financing Entities – simultaneously – as established in this Framework Agreement.

16.3 In the same way, communications of a general nature relating to this Framework Agreement and those referring to it as a whole that must be produced by the Financing

Entities addressed to the Obligated Parties will be addressed, in addition to the former, to the other Financing Entities.

16.4 Any modification to the addresses indicated in this Framework Agreement will not have any effect until it has been notified in form to the Financing Entities and the Accredited Entities at least five (5) days in advance. In the case of assignees, the address will be that indicated by the transferring Financing Entity in the corresponding communication of the assignment.

The addresses for the purposes of communications are those indicated for each of the parties in Annex VII of this Framework Agreement.

17. CONDITIONS PRIOR TO OR SIMULTANEOUS TO THE SIGNING OF THIS FRAMEWORK AGREEMENT

[clause without effect from the Novation of the Framework Agreement]

18. VAT AND TAX ON PROPERTY TRANSFERS AND DOCUMENTED LEGAL ACTS

The parties declare that this Framework Agreement constitutes a transaction subject to Value Added Tax, but exempt from it in accordance with Article 20, section 1, number 18, paragraph c) of Law 37/1992, of 28 December. Likewise, this Framework Agreement is not subject to Transfer Tax and Stamp Duty, in accordance with Articles 7.5 and 31.2 of the revised text of said tax approved by Royal Legislative Decree 1/1993, of 24 September.

19. CALCULATION OF DEADLINES

19.1 Definitions

For the purposes of calculating the time limits provided for in this Framework Agreement, the definitions contained in this Clause shall be used.

• "Hours": means the time of Madrid, unless expressly stated otherwise.

• By "day" or "calendar day": all the days of the Gregorian calendar. In the periods indicated by days, these will be understood as natural unless expressly established otherwise.

• By "business day":

(i) for the purposes of setting rates and movements of funds, every day of the week except on days when the Eurosystem T2 Real-Time Gross Settlement (RTGS) system is closed or not operational; and

(ii) for all other purposes, every day of the week, except Saturdays, Sundays and holidays in the cities of Madrid and Barcelona, as well as any other day on which commercial banks are authorised to close in any of the aforementioned cities.

• "Week" means the period between a given day and the same day of the following week.

• "Month" means the period between a given day and the day of the same number in the following month, unless that following month does not have a day of that number, in which case it shall end on the last day of that following month.

• "Quarter" or "three (3) months" means the period of time between a given day and the day of the same number of the following third consecutive calendar month, unless such third month does not have a day of that number, in which case it shall end on the last day of that third month.

• "Semester" or "six (6) months" means the period of time between a given day and the day of the same number of the next calendar month in the sixth consecutive calendar month, unless such sixth month does not have a day of that number, in which case it shall end on the last day of that sixth month.

• "Year" or "twelve (12) months" means the period of time between a given day and the day of the same number of the next twelfth consecutive calendar month, unless such twelfth month does not have a day of that number, in which case it shall end on the last day of that twelfth month.

19.2 Expiration on a non-business day

For the purposes of calculating any of the dates, periods or deadlines provided for in this Framework Agreement, if any of them were or should begin or end on a non-working day, they shall be deemed to have been transferred to the first following working day, unless the latter falls within the following calendar month, in which case they shall be understood to have been transferred to the next working day prior to that one. The excess or deficiency of duration that may occur in a given period of time as a result of the above will be deducted or added, respectively, in the immediately following period.

20. DATA PROTECTION. PROCESSING OF PERSONAL DATA OF THE REPRESENTATIVES SIGNATORIES TO THIS FRAMEWORK AGREEMENT AND, WHERE APPROPRIATE, OTHER NATURAL PERSONS DESIGNATED FOR THE PURPOSES OF NOTIFICATIONS OR FOR THE DEVELOPMENT OR EXECUTION OF THE FRAMEWORK AGREEMENT.

For the purposes of processing personal data and information on data protection, the parties refer to the content included in each of the Financing Agreements and/or AM Working Capital Lines in relation to this matter.

21. ANTICORRUPTION

Funding Entities are entities committed to the fight against corruption in all its forms, including extortion and bribery. Thus, the Financing Entities have an "Anti-Corruption Policy" that is an essential tool to prevent both them and their employees from engaging in conduct that may be contrary to the regulatory provisions and the basic principles of action of the Financing Entities.

That is why, within the framework of trust and mutual collaboration, the Financing Entities expect the Borrowers to take the measures that are necessary or convenient to guarantee fair behaviour and competition in the market, thus avoiding engaging in conduct contrary to current legislation and the principles that inspire their activity.

The Financing Entities reserve the right to carry out the checks they deem appropriate to ensure compliance, and this Maco Agreement and the L/P Financing(s) or AM Working Capital Lines of which they are part may expire/terminate in advance if they detect activities that contravene what has been agreed in their respective anti-corruption policy. without the other parties to this Framework Agreement being entitled to receive any consideration.

22. PARTIAL NULLITY

The nullity of any of the Clauses of this Framework Agreement shall not entail the nullity of the Framework Agreement in its entirety.

23. LAW

This Framework Agreement shall be governed by and interpreted in accordance with common Spanish law.

24. JURISDICTION

To the extent that such submission is legally admissible, each of the parties to this Framework Agreement irrevocably submits, expressly waiving any jurisdiction that may correspond to it, to the jurisdiction of the Courts and Tribunals of the capital of Madrid for the hearing and resolution of any claim that may arise from compliance with or interpretation of this Framework Agreement.

ANNEX I

[Removed]

ANNEX II

[Removed]

ANNEX III

[Removed]

ANNEX IV

[Removed]

ANNEX VI

[Removed]

ANNEX VII

[Removed]